Exhibit 99.1

Klotho Neurosciences, Inc. (KLOTHO) Initiates Manufacturing of KLTO-202 Product Candidate Using AAVnerGene’s Platform Technology

NEW YORK, Aug. 12, 2025 /PRNewswire/ -- Klotho Neurosciences, Inc. (Nasdaq: KLTO), announces that it signed a binding agreement to initiate manufacturing and development of its KLTO-202 gene therapy candidate using the AAVnerGene Inc. (AAVnerGene) platform technology. As previously announced, AAVnerGene is an innovation-driven biotech renowned for its transformative technologies in adeno-associated viruses (AAV) manufacturing and tissue-targeted delivery. KLOTHO is a biotechnology company focused on the development of groundbreaking, disease-modifying cell and gene therapies using a human gene and protein derived from its patented form of the “anti-aging” Klotho gene.

Dr. Joseph Sinkule, KLOTHO CEO, stated, “The AAVnerGene technology is a game-changer in manufacturing AAV vectors for intracellular delivery of genes. The initiation of manufacturing is a key milestone in the development of any biotech product, and the manufacturing of gene therapy products presents particular complications. KLOTHO is using AAVnerGene’s cutting-edge ‘AAVone’ platform technology and engineered HEK293 cell line to introduce the plasmid DNA containing our Klotho gene, so that the AAV particles containing our gene are at a higher-than-normal titer concentration, have fewer impurities, and can be optimized and produced faster than the old standard method. We believe that working with AAVnerGene as our development partner has the potential to launch our product candidates into the clinic at a faster pace, lower cost, higher efficacy, and higher purity compared to the current ‘triple transfection’ manufacturing method.”

One of the major challenges facing AAV-vectored gene therapies is the propensity of the AAVs to home in on the liver and induce an inflammatory response that causes life-threatening side effects and even death. AAVnerGene created a series of specific tissue-targeting AAVs developed with its ‘ATHENA’ platform technology. Using the ATHENA system and tissue-specific targeting of the KLTO gene therapy product candidates containing KLTO’s tissue-specific promoters will be proven to be highly beneficial and likely safer than the AAV vectors that traffic to the liver.

AAVnerGene and Complexity of AAV-vectored Cell Lines.

Over the past 20 years of gene therapy, investigators and companies used a process called “triple transfection” whereby three DNA plasmids are transfected, or inserted, into the cell line called HEK293. The three plasmids contain sequences of the ‘gene-of-interest’, Rep/Cap sequences from AAV and ‘Helper’ sequences from Adenovirus to provide essential viral genes to enable replication and packaging of the AAV. As the HEK293 cells replicate and produce the viral proteins, the HEK293 cells assemble the proteins required to make the AAV particles containing the gene-of-interest inside the AAV particle. This is a complicated, tedious, labor-intensive process requiring optimization that may take several months or a year to complete. AAVnerGene developed a one-plasmid AAV packaging system called “AAVone,” which dramatically increased the production efficiency, simplified the process, reduced the impurity, shortened the time and lowered the development cost.

About Klotho Neurosciences, Inc.

Klotho Neurosciences, Inc. (NASDAQ: KLTO) is a biogenetics company focused on the development of innovative, disease-modifying cell and gene therapies using a protein derived from a patented form of the “anti-aging” human Klotho gene (s-KL), and its novel delivery systems to transform and improve the treatment of neurodegenerative and age-related disorders such as ALS, Alzheimer’s disease, and Parkinson’s disease. The Company’s current portfolio consists of its proprietary cell and gene therapy programs using DNA and RNA as therapeutics and genomics-based diagnostic assays. KLOTHO is managed by a team of individuals and advisors who are highly experienced in biopharmaceutical product development and commercialization.

Investor Contact and Corporate Communications - Jeffrey LeBlanc, CFO

ir@klothoneuro.com

Website:www.klothoneuro.com.

About AAVnerGene, Inc.

AAVnerGene is a creativity-powered biotechnology company pioneering next-generation AAV vector technologies. The company’s proprietary platforms include AAVone, a high-yield, single-plasmid AAV production system that dramatically reduces manufacturing costs, and ATHENA, an advanced capsid engineering platform enabling precise tissue targeting. AAVnerGene is dedicated to delivering affordable, scalable, and precision-engineered gene therapy solutions that accelerate clinical development across diverse therapeutic areas.

Investor Contact and Corporate Communications – Daozhan Yu, CEO

daozhan.yu@aavnergene.com

Website: www.aavnergene.com

Forward-Looking Statements:

This press release contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Without limiting the generality of the foregoing, the forward-looking statements in this press release include descriptions of the Company’s future commercial operations. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, such as the Company’s inability to implement its business plans, identify and realize additional opportunities, or meet or exceed its financial projections and changes in the regulatory or competitive environment in which the Company operates. You should carefully consider the foregoing factors and the other risks and uncertainties described in the documents filed or to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) from time to time, which could cause actual events and results to differ materially from those contained in the forward-looking statements. All information provided herein is as of the date of this press release, and the Company undertakes no obligation to update any forward-looking statement, except as required under applicable law.